Exhibit 99.1

NAUTILUS, INC. REPORTS RESULTS FOR THE FOURTH QUARTER AND FULL YEAR 2017

Company Achieves Full Year 2017 Revenue Guidance

Fourth Quarter Revenue Increased 2% Over Prior Year as the Direct Segment Increased by 10%

Announces $15M Expansion of Share Repurchase Program

VANCOUVER, WASHINGTON, March 5, 2018 - Nautilus, Inc. (NYSE: NLS) today reported its unaudited operating results for the fourth quarter and full year ended December 31, 2017.

The Company is reporting certain results on an adjusted and unadjusted basis where adjusted excludes a non-cash impairment charge related to the carrying value of the Octane Fitness trade name intangible asset, as well as a tax benefit related to recent changes in the United States tax law.

Q4 2017 Highlights
All comparisons relate to the fourth quarter of 2016 unless otherwise indicated:

•	Revenues:

◦	Total revenue increased 1.6% to $127.8 million compared to the prior year quarter of $125.8 million.

◦
Direct segment sales increased 9.9% to $71.6 million as sales growth across several product offerings, including the Bowflex MaxTrainer® and the Bowflex HVT®, more than offset the anticipated decline in TreadClimber® sales.

◦	Retail segment sales decreased 7.5% to $55.5 million, reflecting the previously reported timing shift from Q4 into Q3, coupled with continued weakness in specialty and commercial customers.

•	Gross Margins:

◦
Total company gross margins decreased by 210 basis points to 48.9% primarily due to margin reductions in both segments, partially offset by a shift in segment revenue mix from Retail to higher margin Direct.

◦
Direct margins decreased by 340 basis points due to a shift in product mix to lower margin HVT® and treadmills, coupled with increases in product costs due to unfavorable changes in foreign currency exchange rates.

◦	Retail segment gross margins decreased 380 basis points due to unfavorable product mix and increases in product costs, coupled with higher seasonal discounting.

•	Operating Expense:

◦
As a percent of revenue, operating expenses increased 830 basis points to 43.9% versus 35.6% in the fourth quarter last year, driven primarily by an $8.8 million non-cash impairment charge related to the carrying value of the Octane Fitness trade name intangible asset. Excluding the non-cash impairment charge, operating expenses were 37.0% of revenue.

•
Operating income decreased by 66.8% to $6.4 million compared to $19.3 million in the prior period. Adjusted operating income, excluding the non-cash impairment charge of $8.8 million, decreased 21.3% to $15.2 million compared to the prior year period reflecting the lower gross margins and increased media spend.

•
The effective income tax rate for continuing operations in the fourth quarter of 2017 was a credit of 32.2% versus an expense of 36.4% in the prior year quarter. The current year tax rate reflects the Company's net benefit related to the reassessment of certain deferred tax assets and liabilities to reflect the impact of recently modified United States tax law.

•
Income from continuing operations was $8.5 million, or $0.28 per diluted share, compared to income from continuing operations of $12.0 million, or $0.38 per diluted share in the prior year quarter. Adjusted income from continuing operations, excluding the impairment charge and tax benefit related to the tax law change, was $8.3 million or $0.27 per diluted share.

•
EBITDA from continuing operations decreased by 58.6% to $8.9 million versus $21.4 million in the same quarter of the prior year. Adjusted to exclude the impairment charge, EBITDA from continuing operations decreased by 17.4% to $17.7 million.

•	At December 31, 2017, the Company had cash and marketable securities of $85.2 million and debt of $48.0 million, compared to $79.6 million and $64.0 million, respectively, at December 31, 2016.

Full Year 2017 Highlights
All comparisons relate to the full year 2016 unless otherwise indicated:

•	Revenues:

◦	Total revenue was $406.2 million compared to the prior year revenue of $406.0 million.

◦	Direct segment sales decreased 2.5% to $219.4 million primarily due to lower TreadClimber® sales, slightly offset by the introduction of the new Bowflex HVT® and higher sales in the strength category.

◦
Retail segment sales increased 3.3% from the prior year to $183.9 million, reflecting sales increases across a variety of product offerings in the traditional and e-commerce channels, partially offset by weakness in sales to specialty and commercial customers.

•	Gross Margins:

◦	Total company gross margins decreased by 190 basis points to 50.2% due to lower margins in the Direct channel and a shift to a higher Retail segment sales mix.

•
Operating income decreased by 32.0% to $36.3 million compared to $53.4 million in the prior year. Excluding the fourth quarter impairment charge of $8.8 million, adjusted operating income was $45.1 million, reflecting the impact of lower gross margins and higher media spending.

•
For the full year 2017, income from continuing operations totaled $27.6 million, or $0.89 per diluted share, compared to $35.1 million, or $1.12 per diluted share, for the same period last year. Adjusted income from continuing operations, excluding the impairment charge and tax benefit related to the tax law change, was $27.4 million, or $0.88 per diluted share.

•	EBITDA from continuing operations decreased by 26.0% to $45.2 million. Adjusted to exclude the impairment charge, EBITDA from continuing operations decreased by 11.6% to $54.0 million.

Bruce M. Cazenave, Chief Executive Officer, stated, “Although we achieved our fourth quarter and full year revenue and operating income guidance when excluding the non-cash trade name impairment charge, we came in considerably below the overall full year performance targets we had established for 2017. Importantly, we managed through 2017's challenges, generating $54M of Adjusted EBITDA, while continuing to advance our long-term strategic initiatives. We also continued to strengthen our balance sheet during the year, generated $35 million of cash flow from operations, and repurchased $11 million of stock in the open market.”

Mr. Cazenave continued, “As previously communicated, in 2018 we will continue executing our multifaceted plan to support achievement of our long-term growth goals. This plan envisions investment in resources including talent additions, repositioning our supply chain and inventory to maximize efficiencies, and upgrading and integrating systems to realize cost synergies. Also, as always, stepping up the cadence of true product innovation and developing advanced digital capabilities that resonate well with all of our customer bases are front and center priorities, and there will be significant incremental investment in this area. As part of the plan, we recently restructured our international sales and support teams under one leader to provide added focus on a targeted doubling of international revenue by 2020. We also anticipate additional expense related to the redeployment of resources, consolidation of warehousing facilities, and supply base realignment in order to support international growth. Despite these added investments and other underlying activities which are all designed to better align and position our business with key growth initiatives, we do expect all segments to return to full year top-line growth in 2018.”

For further information, see "Results of Operations Information" attached hereto.

Segment Results

Net sales for the Direct segment were $71.6 million in the fourth quarter of 2017, an increase of 9.9% over the comparable period last year. The Direct segment sales grew across several product offerings, including the Bowflex HVT®, but were partially offset by the expected decline in TreadClimber® sales. For the full year 2017, net sales for the Direct segment were $219.4 million, a decrease of 2.5% over last year, reflecting the decline in TreadClimber® sales.

Operating income for the Direct segment was $11.8 million for the fourth quarter of 2017, a decrease of 1.7% compared to operating income of $12.0 million in the fourth quarter of 2016. The decrease reflected lower gross margin rates that were partially offset by favorable consumer financing costs. Gross margin for the Direct business was 63.4% for the fourth quarter of 2017, compared to 66.8% in the fourth quarter of last year. The margin decline reflected a shift in product mix, coupled with increases in product costs due to unfavorable changes in foreign currency exchange rates.

Net sales for the Retail segment were $55.5 million in the fourth quarter of 2017, a decrease of 7.5% over the fourth quarter last year. The decrease in sales reflected the year over year timing shift of fall orders from Q4 into Q3 as stronger than usual seasonal sell-in occurred in Q3 this year. Also, there was continued weakness in the specialty and commercial channel. For the full year 2017, net sales for the Retail segment totaled $183.9 million, an increase of 3.3% over the prior year, reflecting high single-digit growth in mass retail accounts, partially offset by sales declines in the specialty retail and commercial channel.

Operating income for the Retail segment was $7.1 million for the fourth quarter of 2017, a decrease of 42.2% compared to operating income of $12.2 million in the fourth quarter of 2016. Retail gross margin was 29.5% in the fourth quarter of 2017, compared to 33.3% in the same quarter of the prior year due to unfavorable product mix and increases in product costs, coupled with higher seasonal discounting.

Royalty revenue in the fourth quarter of 2017 was $0.6 million compared to $0.6 million for the same quarter last year.

For further information, see "Segment Information" attached hereto.

Balance Sheet

As of December 31, 2017, the Company had cash and marketable securities of $85.2 million and debt of $48.0 million, compared to cash and marketable securities of $79.6 million and debt of $64.0 million at year end 2016. During the full year of 2017, the Company purchased $11.1 million of stock in the open market as part of its previously announced stock repurchase program, including $6.2 million of repurchases in the fourth quarter of 2017. Working capital of $91.1 million as of December 31, 2017 was $6.2 million higher than the 2016 year-end balance of $85.0 million, primarily due to a $5.6 million increase in cash and marketable securities. Inventory as of December 31, 2017 was $53.4 million, compared to $47.0 million as of December 31, 2016. The increase in inventory is due to the addition of several new products and timing of purchases.

For further information, see "Balance Sheet Information" attached hereto.

Share Repurchase Program

The Company announced today that its Board of Directors has authorized an additional $15 million share repurchase program, bringing the total authorization under existing programs to $30 million. The Company has completed approximately $3.0 million in total share repurchases under the $15 million program announced in May 2017. The balance of approximately $12.0 million under that program may be repurchased from time to time through April 25, 2019. Under the newly authorized program, shares of the Company’s common stock may be repurchased from time to time through February 21, 2020. Repurchases under the Company’s share repurchase programs may be made in open market transactions at prevailing prices, in privately negotiated transactions, or by other means in accordance with federal securities laws. Share repurchases will be funded from existing cash balances and repurchased shares will be retired and returned to unissued authorized shares. More details on the share repurchase program are included in a separate press release issued today.

Conference Call

Nautilus will host a conference call at 4:30 p.m. ET (1:30 p.m. PT) on Monday, March 5, 2018 to discuss the Company’s operating results for the fourth quarter and full year ended December 31, 2017 and will provide guidance for the first quarter and full year 2018. The call will be broadcast live over the Internet hosted at http://www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (800) 281-7973 in North America and international listeners may call (323) 794-2093. Participants from the Company will include Bruce M. Cazenave, Chief Executive Officer, Sid Nayar, Chief Financial Officer, and William B. McMahon, Chief Operating Officer.

A telephonic playback will be available from 7:30 p.m. ET, March 5, 2018 through 11:59 p.m. ET, March 19, 2018. Participants can dial (844) 512-2921 in North America and international participants can dial (412) 317-6671 to hear the playback. The passcode for the playback is 9600180.

Non-GAAP Presentation

In addition to disclosing its financial results determined in accordance with GAAP, Nautilus has presented in this release certain non-GAAP financial measures, which exclude the impact of certain items (as further described below) and provide supplemental information regarding operating performance. Nautilus presents non-GAAP financial measures as a complement to results provided in accordance with GAAP, and the non-GAAP financial measures should not be regarded as a substitute for GAAP. By disclosing these non-GAAP financial measures, management intends to provide investors with a supplemental comparison of operating results and trends for the periods presented. Management believes these measures are also useful to investors as such measures allow investors to evaluate performance using the same metrics that management uses to evaluate past performance and prospects for future performance. The Company strongly encourages you to review all of its financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

For a quantitative reconciliation of our non-GAAP financial measures to the most comparable GAAP measures, see "Reconciliation of Non-GAAP Financial Measures" included with this release.

EBITDA from continuing operations

The Company defines EBITDA from continuing operations as its income from continuing operations, adjusted to exclude interest expense (income), income tax expense (benefit) of continuing operations, and depreciation and amortization expense. The Company uses EBITDA from continuing operations in evaluating its operating results and for financial and operational decision-making purposes such as budgeting and establishing operational goals. The Company believes that EBITDA from continuing operations helps identify underlying trends in its business that could otherwise be masked by the effect of the items that are excluded from EBITDA from continuing operations and enhances the overall understanding of the Company’s past performance and future prospects.

Adjusted Results

In addition to disclosing the comparable GAAP results, Nautilus has presented its operating income and income from continuing operations on an adjusted basis. Adjusted operating income excludes a non-cash impairment charge related to the carrying value of the Octane Fitness trade name intangible asset. Adjusted income from continuing operations excludes the impairment charge as well as a tax benefit related to recent changes in the United States tax law. In addition to presenting its EBITDA from continuing operations as described above, Nautilus has also presented EBITDA from continuing operations on an adjusted basis, excluding the aforementioned impairment charge.

About Nautilus, Inc.

Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global fitness solutions company that believes everyone deserves a fit and healthy life. With a brand portfolio including Bowflex®, Nautilus®, Octane Fitness®, Schwinn® and Universal®, Nautilus, Inc. develops innovative products to support healthy living through direct and retail channels, as well as in commercial channels with Octane Fitness® products. Nautilus, Inc. uses the investor relations page of its website (www.nautilusinc.com/investors) to make information available to its investors and the market.

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including: projected or forecasted financial and operating results; statements regarding the Company's prospects, resources or capabilities; current or future financial and economic trends; planned investments, restructurings and similar initiatives and the anticipated or targeted results therefrom; future plans for introduction of new products;

and anticipated demand for the Company's new and existing products. Factors that could cause Nautilus, Inc.’s actual results to differ materially from these forward-looking statements include: our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs; an inability to pass along or otherwise mitigate the impact of raw material price increases and other cost pressures; greater than anticipated costs associated with launch of new products, entry into new markets, or restructuring initiatives; changes in consumer fitness trends; changes in the media consumption habits of our target consumers or the effectiveness of our media advertising; a decline in consumer spending due to unfavorable economic conditions; and softness in the retail marketplace. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events or circumstances.

# # # #

SOURCE: Nautilus, Inc.
Investor Relations Contact:
John Mills, ICR, LLC
Telephone: (646) 277-1254

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our consolidated statements of operations for the three and twelve months ended December 31, 2017 and 2016 (unaudited and in thousands, except per share amounts):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Net sales	$127,771	$125,764	$406,184	$406,039
Cost of sales	65,327	61,662	202,302	194,514
Gross profit	62,444	64,102	203,882	211,525

Operating expenses:
Selling and marketing	36,901	34,153	116,222	115,437
General and administrative	6,005	7,164	27,111	28,775
Research and development	4,332	3,475	15,446	13,919
Asset impairment charge	8,800	—	8,800	—
Total operating expenses	56,038	44,792	167,579	158,131

Operating income	6,406	19,310	36,303	53,394
Other income (expense), net	50	(477)	(598)	(1,813)
Income from continuing operations before income taxes	6,456	18,833	35,705	51,581
Income tax expense (benefit)	(2,076)	6,859	8,080	16,480
Income from continuing operations	8,532	11,974	27,625	35,101
Loss from discontinued operations, net of income taxes(1)	(88)	(364)	(1,358)	(923)
Net income	$8,444	$11,610	$26,267	$34,178

Basic income per share from continuing operations	$0.28	$0.39	$0.90	$1.13
Basic loss per share from discontinued operations	—	(0.01)	(0.04)	(0.03)
Basic net income per share	$0.28	$0.38	$0.86	$1.10

Diluted income per share from continuing operations	$0.28	$0.38	$0.89	$1.12
Diluted loss per share from discontinued operations	—	(0.01)	(0.04)	(0.03)
Diluted net income per share(2)	$0.27	$0.37	$0.85	$1.09

Shares used in per share calculations:
Basic	30,470	30,924	30,671	31,032
Diluted	30,752	31,184	31,010	31,301

Select Metrics:
Gross margin	48.9%	51.0%	50.2%	52.1%
Selling and marketing % of net sales	28.9%	27.2%	28.6%	28.4%
General and administrative % of net sales	4.7%	5.7%	6.7%	7.1%
Research and development % of net sales	3.4%	2.8%	3.8%	3.4%
Operating income % of net sales	5.0%	15.4%	8.9%	13.1%

(1) The twelve months ended December 31, 2017 includes a $1.2 million expense related to a lawsuit settlement with Biosig Instruments, Inc.
(2) May not add due to rounding.

SEGMENT INFORMATION

The following tables present certain comparative information by segment for the three and twelve months ended December 31, 2017 and 2016 (unaudited and in thousands):

	Three Months Ended December 31,		Change
	2017	2016	$	%
Net sales:
Direct	$71,640	$65,173	$6,467	9.9%
Retail	55,482	59,981	(4,499)	(7.5)%
Royalty	649	610	39	6.4%
	$127,771	$125,764	$2,007	1.6%

Operating income (loss):
Direct	$11,759	$11,962	$(203)	(1.7)%
Retail	7,068	12,226	(5,158)	(42.2)%
Unallocated corporate	(12,421)	(4,878)	(7,543)	(154.6)%
	$6,406	$19,310	$(12,904)	(66.8)%

	Twelve Months Ended December 31,		Change
	2017	2016	$	%
Net sales:
Direct	$219,440	$225,057	$(5,617)	(2.5)%
Retail	183,875	177,920	5,955	3.3%
Royalty	2,869	3,062	(193)	(6.3)%
	$406,184	$406,039	$145	—%

Operating income (loss):
Direct	$34,900	$43,215	$(8,315)	(19.2)%
Retail	27,495	29,451	(1,956)	(6.6)%
Unallocated corporate	(26,092)	(19,272)	(6,820)	(35.4)%
	$36,303	$53,394	$(17,091)	(32.0)%

BALANCE SHEET INFORMATION

The following summary contains information from our consolidated balance sheets as of December 31, 2017 and 2016 (unaudited and in thousands):

	As of December 31,
	2017	2016
Assets

Cash and cash equivalents	$27,893	$47,874
Available-for-sale securities	57,303	31,743
Trade receivables, net of allowances of $119 and $170	42,685	45,458
Inventories	53,354	47,030
Prepaids and other current assets	7,240	8,020
Income taxes receivable	17	3,231
Total current assets	188,492	183,356

Property, plant and equipment, net	15,827	17,468
Goodwill	62,030	61,888
Other intangible assets, net	57,743	69,800
Deferred income tax assets, non-current	—	11
Other assets	684	543
Total assets	$324,776	$333,066

Liabilities and Shareholders' Equity

Trade payables	$66,899	$66,020
Accrued liabilities	10,764	12,892
Warranty obligations, current portion	3,718	3,500
Note payable, current portion, net of unamortized debt issuance costs of $7 and $7	15,993	15,993
Total current liabilities	97,374	98,405

Warranty obligations, non-current	2,399	3,950
Income taxes payable, non-current	2,955	2,403
Deferred income tax liabilities, non-current	8,558	16,991
Other long-term liabilities	2,315	2,481
Note payable, non-current, net of unamortized debt issuance costs of $14 and $21	31,986	47,979
Shareholders' equity	179,189	160,857
Total liabilities and shareholders' equity	$324,776	$333,066

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Operating income	$6,406	$19,310	$36,303	$53,394
Asset impairment charge	8,800	—	8,800	—
Adjusted operating income	$15,206	$19,310	$45,103	$53,394

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Income from continuing operations	$8,532	$11,974	$27,625	$35,101
Asset impairment charge	8,800	—	8,800	—
Tax benefit of impairment	(3,344)	—	(3,344)	—
Tax benefit related to United States tax law change	(5,646)	—	(5,646)	—
Adjusted income from continuing operations	$8,342	$11,974	$27,435	$35,101

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Diluted income per share from continuing operations	$0.28	$0.38	$0.89	$1.12
Asset impairment charge, net of tax	0.18	—	0.18	—
Tax benefit related to United States tax law change	(0.18)	—	(0.18)	—
Adjusted diluted income per share from continuing operations(1)	$0.27	$0.38	$0.88	$1.12
(1) May not add due to rounding.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Income from continuing operations	$8,532	$11,974	$27,625	$35,101
Interest expense, net	142	407	899	1,694
Income tax expense (benefit) of continuing operations	(2,076)	6,859	8,080	16,480
Depreciation and amortization	2,257	2,126	8,643	7,874
Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations	$8,855	$21,366	$45,247	$61,149

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Income from continuing operations	$8,532	$11,974	$27,625	$35,101
Interest expense, net	142	407	899	1,694
Income tax expense (benefit) of continuing operations	(2,076)	6,859	8,080	16,480
Depreciation and amortization	2,257	2,126	8,643	7,874
Asset impairment charge	8,800	—	8,800	—
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) from continuing operations	$17,655	$21,366	$54,047	$61,149